As filed with the Securities and Exchange Commission on June 2, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OLD SECOND BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3143493
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

 37 South River Street

Aurora, Illinois 60507
 (Address of principal executive offices) (Zip Code)

Old Second Bancorp, Inc. 2019 Equity Incentive Plan, as Amended and Restated

(Full title of the Plan)

James L. Eccher

Chairman, President and Chief Executive Officer

Old Second Bancorp, Inc.

37 South River Street

Aurora, Illinois 60507

(Name and address of agent for service)

(630) 892-0202

(Telephone number, including area code, of agent for service)

Copies to:

J. Brennan Ryan

Brittany M. McIntosh

Nelson Mullins Riley & Scarborough, LLP

201 17th Street NW, Suite 1700

Atlanta, Georgia 30363

Telephone: (404) 322-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	◻	Accelerated filer	⌧
Non-accelerated filer	◻	Smaller reporting company	◻
		Emerging growth company	◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE

Old Second Bancorp, Inc. (“we,” “our,” “us,” “Registrant” or the “Company”) files this registration statement on Form S-8 in connection with the Old Second Bancorp, Inc. 2019 Equity Incentive Plan, as amended and restated (the “Plan”). The additional shares relate to an additional 800,000 shares of our common stock, $1.00 par value per share (the “Common Stock”), added to the Plan as a result of the amendment and restatement of the Plan approved by our stockholders at our Annual Meeting of Stockholders on May 20, 2025, to increase the number of shares of common stock authorized for issuance under the plan by 800,000 shares, from 1,800,000 shares to 2,600,000 shares.

We previously filed a registration statement on (i) Form S-8 (File No. 333-231807) on May 29, 2019, with respect to the Plan (the “First Registration Statement”), covering 600,000 shares of our common stock authorized for issuance under the Plan and (ii) Form S-8 (File No. 333-258904) on August 18, 2021, with respect to the Plan, covering an additional 1,200,000 shares of our common stock authorized for issuance under the Plan (the “Second Registration Statement,” and together with the First Registration Statement, the “Prior Registration Statements”). Each of the First Registration Statement and Second Registration Statement continues and remains effective as to those shares of Common Stock registered thereunder. Pursuant to General Instruction E to Form S-8, each of the First Registration Statement and the Second Registration Statement is incorporated by reference herein and made a part hereof, except as supplemented, amended or superseded by the information set forth below.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

In addition to the Prior Registration Statements, the following documents filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Company are hereby incorporated in this Registration Statement by reference (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2024;

2.	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025;

3.	The Company’s Current Reports on Form 8-K filed with the Commission on January 2, 2025; January 21, 2025; January 22, 2025; February 25, 2025; April 1, 2025; April 15, 2025; April 23, 2025; May 20, 2025; May 20, 2025; May 22, 2025; and May 28, 2025 (other than the portions of those documents not deemed to be filed)

4.	The description of the Company’s capital stock included as Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and all amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished and not deemed filed with the SEC), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, Illinois, on June 2, 2025.

OLD SECOND BANCORP, INC.
 (Registrant)

By:	/s/ JAMES L. ECCHER
Name: James L. Eccher
Title: Chairman, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints James L. Eccher and Bradley S. Adams, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed below by the following persons in the capacities set forth below and on June 2, 2025:

Signature	Title

/s/ James L. Eccher	President, Chief Executive Officer and Chairman of the Board (principal executive officer)
James L. Eccher

/s/ Bradley S. Adams	Executive Vice President, Chief Financial Officer, and Chief Operating Officer (principal financial and accounting officer)
Bradley S. Adams

/s/ Gary S. Collins	Vice Chairman of the Board, Director
Gary S. Collins

/s/ Edward R. Bonifas	Director
Edward R. Bonifas

/s/ Barry C. Finn	Director
Barry C. Finn

/s/ Dennis Klaeser	Director
Dennis Klaeser

/s/ Keith Kotche	Director
Keith Kotche

/s/ John Ladowicz	Director
John Ladowicz

/s/ Billy J. Lyons	Director
Billy J. Lyons

/s/ Hugh H. McLean	Director
Hugh H. McLean

/s/ Patti Temple Rocks	Director
Patti Temple Rocks

/s/ John Williams, Jr.	Director
John Williams, Jr.

/s/ Jill E. York	Director
Jill E. York

EXHIBIT INDEX

.7.
Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K filed on March 11, 2016).
3.2	Amendment to Restated Certificate of Incorporation of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 22, 2019).
3.3

Certificate of Elimination Eliminating References to Series A Junior Participating Preferred Stock from the Restated Certificate of Incorporation, as Amended, of Old Second Bancorp. Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 5, 2019).

3.4	Amendment to Restated Certificate of Incorporation of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 28, 2025).
3.5	Bylaws of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed on November 6, 2020).
4.1	Specimen Common Stock Certificate of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 filed on January 17, 2014).
4.2

Form of 3.50% Fixed-to-Floating Subordinated Note due April 15, 2031 of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on April 7, 2021).

4.3	Restated Certificate of Incorporation, as amended (included as Exhibits 3.1, 3.2, 3.3, and 3.4.
4.4	Bylaws (included as Exhibit 3.5).
4.5	Old Second Bancorp, Inc. 2019 Equity Incentive Plan, as amended and restated (incorporated by reference to Appendix C to Old Second Bancorp, Inc.’s Definitive Proxy Statement filed on April 18, 2025).
5.1	Opinion of Nelson Mullins Riley & Scarborough, LLP regarding the validity of the securities to be issued.*
23.1	Consent of Plante & Moran, PLLC.*
23.2	Consent of Nelson Mullins Riley & Scarborough, LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature pages of this Registration Statement).
107	Filing Fee Table.*

  * Filed herewith.